Exhibit 3.1.2


                    RESTATED CERTIFICATE OF INCORPORATION OF

                       SYNDICATED FOOD SERVICE GROUP, INC.

                                    * * * * *


         SYNERGY FOOD SERVICE DISTRIBUTION GROUP INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware on December 14, 2000. This Restated Certificate of Incorporation is being adopted pursuant to Section 245 of the Delaware General Corporation Law.

         That in lieu of a meeting and vote of stockholders and directors, the sole stockholder and director has given written consent to said Restated Certificate of Incorporation in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.


                                   ARTICLE ONE
                                      Name

The name of the corporation is SYNDICATED FOOD SERVICE GROUP, INC. (the "Corporation").

                                   ARTICLE TWO
                                Registered Agent

The registered office of the Corporation is to be located c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

                                  ARTICLE THREE
                                    Purposes

The purpose of the Corporation is to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. The Corporation shall have all the powers of a corporation organized under the General Corporation Law of Delaware.

                                  ARTICLE FOUR
                                 Capitalization

The Corporation shall have the authority to issue 100,000,000 shares of Common Stock having a par value of $.001 per share and 20,000,000 Preferred Shares having a par value of $.001 per share. Series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority given to them in this paragraph.


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                                  ARTICLE FIVE
                              Repurchase of Shares

The Corporation may from time to time, pursuant to authorization by the Board of Directors of the Corporation and without action by the stockholders, purchase or otherwise acquire shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences or indebtedness, or other securities of the Corporation in such manner, upon such terms, and in such amounts as the Board of Directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question or as are imposed by law.

                                   ARTICLE SIX
                   Meeting of Stockholders; Cumulative Voting

1. Meeting of stockholders may be held at such place as the bylaws may provide.

2. Cumulative Voting. There shall be no cumulative voting by stockholders of any class or series in the election of directors of the Corporation.

                                  ARTICLE SEVEN
                                 Indemnification

         Any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), damages, liabilities, judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article Nine. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article Nine shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provisions of law, or otherwise.

                                  ARTICLE EIGHT
                       Limitation on Directors' Liability

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (A) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the General Corporation Law of the State of Delaware, or
(D) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the date of filing of this Certificate to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


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                                 ARTICLE NINE
                    Amendment of Certificate of Incorporation

Subject to the provisions hereof, the Corporation reserves the right to repeal, alter, amend or rescind any provision contained in this Certificate in the manner now or hereafter prescribed by law, and all rights conferred on stockholders herein are granted subject to this reservation.



IN WITNESS WHEREOF, I have hereunto set my hand this 30th day of November, 2001.


                                                      /s/ Nick Pirgousis,
                                                      -------------------
                                                      Nick Pirgousis, Chairman